EXHIBIT 4.86

Termination Agreement of Current Control Documents

This Termination Agreement of Current Control Documents (this “Agreement”) is made as of August 20, 2019 in Beijing, the People’s Republic of China (the “PRC”, for purposes of this Agreement excluding Hong Kong, Macau and Taiwan) by and among:

Party A: Baidu Inc., a company duly formed and validly existing under the laws of the Cayman Islands, with its registered address at M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Party B: Baidu Online Network Technology (Beijing) Co., Ltd., a limited liability company duly formed and validly existing under the PRC laws, with its registered address at 3/F, Baidu Plaza, No. 10 Shangdi 10th Street, Haidian District, Beijing;

Party C: Beijing Baidu Netcom Science Technology Co., Ltd., a limited liability company duly formed and validly existing under the PRC laws, with its registered address at 2/F, Baidu Plaza, No. 10 Shangdi 10th Street, Haidian District, Beijing;

Party D: Robin Yanhong Li, a PRC citizen, ID No. ;

And

Party E: Hailong Xiang, a PRC citizen, ID No.     .

In this Agreement, each of the Parties above are collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS:

(1)	Party B, Party C, Party D and Party E have entered into a Business Operating Agreement dated June 13, 2016, as attached hereto as Appendix 1 (the “Business Operating Agreement”);

(2)	Party A and Party E have entered into a Proxy Agreement dated March 31, 2018, as attached hereto as Appendix 2 (the “Proxy Agreement”);

(3)

Party A, Party B, Party C and Party E have entered into an Amended and Restated Exclusive Equity Purchase and Transfer Option Agreement dated July 10, 2019, as attached hereto as Appendix 3 (the “Option Agreement”);

(4)	Party B and Party E have entered into an Amended and Restated Equity Pledge Agreement dated July 10, 2019, as attached hereto as Appendix 4 (the “Pledge Agreement”);

(5)	Party B and Party E have entered into an Amended and Restated Loan Agreement dated July 10, 2019, as attached hereto as Appendix 6 (the “Loan Agreement”);

(6)	Each of Party D and Party E has issued a Power of Attorney dated March 31, 2018, as attached hereto as Appendix 6 (the “Power of Attorney”);

(The above agreements are collectively referred as the “Current Control Documents”)

(7)

Pursuant to the Current Control Documents, Party E, as required by Party A, Party B and Party C, has transferred all of its equity interests in Party C to the permitted assigns of Party A, Party B and Party C, and agreed to pay the entire transfer price of the equity interest to Party A or any party designated by Party A; and

(8)	Each Party agrees to terminate all of the current Control Documents as agreed herein.

NOW, THEREFORE, the Parties agree as follows through negotiations:

1.	Termination of Current Control Documents

1.1	Party B, Party C, Party D and Party E hereby irrevocably agree and acknowledge that the Business Operating Agreement shall terminate and cease to have any effect as of the date hereof.

1.2	Party A and Party E hereby irrevocably agree and acknowledge that the Proxy Agreement shall terminate and cease to have any effect as of the date hereof.

1.3	Party A, Party B, Party C and Party D hereby irrevocably agree and acknowledge that the Option Agreement shall terminate and cease to have any effect as of the date hereof.

1.4

Party B and Party E hereby irrevocably agree and acknowledge that the Pledge Agreement shall terminate and cease to have any effect as of the date hereof, and the Parties shall immediately apply to competent AIC to handle registration for release of the pledge.

1.5	Party B and Party E hereby irrevocably agree and acknowledge that the Loan Agreement shall terminate and cease to have any effect as of the date hereof.

1.6	Party D and Party E hereby irrevocably agree and acknowledge that the Power of Attorney shall terminate and cease to have any effect as of the date hereof

1.7	As of the date hereof, none of the Parties will have any right under the Current Control Documents and be required to fulfill any of its obligations under the Current Control Documents.

1.8

Each of the Parties hereby irrevocably and unconditionally waives any dispute, claim, demand, right, obligation, liability, action, contract or cause of action of any kind or nature it had, has or may have against any other Party, arising directly or indirectly in connection with or as a result of the Current Control Documents.

1.9

Without prejudice to the generality of the foregoing, as of the date hereof, each of the Parties hereby waives any commitment, debt, claim, demand, obligation and liability of any sort or nature that such Party or any of its successors, heirs, assigns or estate executors had, has or may have against the other Parties hereto and their respective current and past directors, officers, employees, counsels and agents, affiliates of the forgoing persons and the respective successors and assigns of each of the foregoing, arising in connection with or as a result of the Current Control Documents, including claims and cause of action at law or equity, whether initiated or not, absolute or contingent, known or unknown.

2.	Consideration

2.1

The Parties understand the precondition for the above Article 1 to become effective is that Party E has executed relevant equity transfer document as required by Party A, Party B and Party C to transfer all of its equity interests in Party C to a transferee acceptable to Party A, Party B and Party C, and agreed to pay the entire transfer price of such equity transfer to Party A or any party designated by Party A (by way of Party E’s designating the transferee in writing to pay the transfer price directly to the account of Party A or any party designated by Party A), and Party A or its designated party has received such transfer price in full amount.

3.	Representations and Warranties

As of the date hereof, each of the Parties hereby represents and warrants to the other Parties, jointly and severally, that:

3.1

it has obtained necessary authorizations to execute this Agreement; its execution and performance of this Agreement will not constitute a conflict, limitation or breach of any law, regulation or agreement by which it is bound or affected;

3.2	this Agreement, once executed, constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with the provisions hereof; and

3.3	there are no litigations, arbitrations or legal, administrative or other proceedings or government investigations relating to the subject matters hereof.

4.	Covenants

4.1

To smoothly terminate the rights and obligations under the Current Control Documents, each party shall execute all documents and take all actions that are necessary or appropriate, actively assist the other Parties in obtaining relevant government approvals and/or registration documents and go through relevant termination procedures.

5.	Liabilities for Breach

5.1

Any Party who is in breach of this Agreements and thus renders this Agreement not performable in whole or in part shall take the liabilities for breach and indemnify the other Parties for any loss thus incurred.

6.	Confidentiality

6.1

The Parties acknowledge and confirm any oral or written materials exchanged by the Parties in connection with this Agreement are confidential. The Parties shall maintain the confidentiality of all such materials. Without the written approval by the other Parties, no Party shall disclose to any third party any relevant materials, but the following circumstances shall be excluded: (a) materials that are or will become known by the public (through no fault of the receiving party); (b) materials required to be disclosed by the applicable laws or rules; and (c) materials disclosed by each Party to its potential investors, legal or financial advisors relating the transactions contemplated by this Agreement, and such investors, legal or financial advisors shall comply with the confidentiality provisions similar to this article. The disclosure of information by the staff or consultants of any party shall be deemed as disclosure by the Party itself. This Article 6 shall survive any termination of this Agreement for any reason whatsoever.

7.	Governing Law and Dispute Resolution

7.1	The conclusion, validity, interpretation, performance, amendment and resolution of disputes hereunder shall be governed by the laws of the PRC.

7.2

All controversies, claims, disputes arising from the interpretation or performance of this Agreement, or in case of breach, termination or invalidity, shall first be resolved by the Parties through amicable consultation. In case no resolution can be reached by the Parties within thirty (30) days after either party makes a written request for dispute resolution through negotiations, either party may refer such dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with CIETAC’s arbitration rules then in effect. The seat of arbitration shall be Beijing. The arbitral award shall be final and binding upon the Parties. The arbitration cost shall be decided by the arbitral award.

7.3	During the arbitration, except the matters under dispute and pending arbitration, each Party shall continue to exercise its other rights and fulfill its other obligations hereunder.

8.	Miscellaneous

8.1	This Agreement shall become effective upon signature of each Party as of the date first written above.

8.2	This Agreement is made in five counterparts, one for each Party, and all counterparts shall be equally binding.

8.3	The Parties may amend or supplement this Agreement with a written agreement. Any such amendment and/or supplement is an integral part of, and shall be equally binding as this Agreement.

8.4	The invalidity of any provision hereof shall not affect the validity of the other provisions hereof.

(No text below)

(Signature page only)

IN WITNESS WHEREOF, the Parties have executed or caused this Termination Agreement of Current Control Documents to be executed by its authorized representative on its behalf as of the date first written above.

Party A:

Baidu, Inc.

Signature:	/s/ Robin Yanhong Li
Name:
Title:

Party B:

Baidu Online Network Technology (Beijing) Co., Ltd. (seal)

Signature:	/s/ Shanshan Cui
Name:
Title:

Party C:

Beijing Baidu Netcom Science Technology Co., Ltd. (seal)

Signature:	/s/ Zhixiang Liang
Name:
Title:

Party D:

Robin Yanhong Li

Signature:	/s/ Robin Yanhong Li

Party E:

Hailong Xiang

Signature:	/s/ Hailong Xiang

BEIJING BAIDU NETCOM SCIENCE TECHNOLOGY CO., LTD.

RESOLUTION OF SHAREHOLDERS

All shareholders of Beijing Baidu Netcom Science Technology Co., Ltd. (the “Company”) convened an extraordinary meeting at the conference room of the Company on August 20, 2019 with presence of two shareholders, representing the quorum required for such meeting and 100% votes of the shareholders of the Company. It is resolved at the meeting that:

1. It is agreed for the Company to, jointly with Baidu, Inc., Baidu Online Network Technology (Beijing) Co., Ltd., Robin Yanhong Li and Hailong Xiang, execute, deliver and perform the Termination Agreement of Current Control Documents in the form and substance of Schedule I attached hereto (the “Termination Agreement”), as well as any other agreement and document to be executed in connection with consummation of the transaction contemplated under the Termination Agreement.

2. It is agreed that the current control documents (as listed in Schedule II attached hereto) shall terminate and cease to have any effect as of the date of the Termination Agreement as provided thereunder.

3. It is approved for the Company to execute, deliver and perform the Business Operating Agreement made by and among the Company, Baidu Online Network Technology (Beijing) Co., Ltd., and shareholders of the Company, and the Exclusive Equity Purchase and Transfer Option Agreement made by and among the Company, Shanshan Cui as a new shareholder of the Company, Baidu, Inc., and Baidu Online Network Technology (Beijing) Co., Ltd.

4. It is agreed to authorize the legal representative of the Company to sign the above agreement and document on behalf of the Company, and take any and all actions necessary to consummate the transaction contemplated hereunder.

(No text below)

Signature of All Shareholders

Robin Yanhong Li

Signature:	/s/ Robin Yanhong Li

Shanshan Cui

Signature:	/s/ Shanshan Cui

BAIDU ONLINE NETWORK TECHNOLOGY (BEIJING) CO., LTD.

RESOLUTION OF SHAREHOLDERS

The sole shareholder of Baidu Online Network Technology (Beijing) Co., Ltd. (the “Company”) hereby resolved as follows in writing in accordance with the articles of the Company on August 20, 2019:

1. It is agreed for the Company to, jointly with Baidu, Inc., Beijing Baidu Netcom Science Technology Co., Ltd., Robin Yanhong Li and Hailong Xiang, execute, deliver and perform the Termination Agreement of Current Control Documents in the form and substance of Schedule I attached hereto (the “Termination Agreement”), as well as any other agreement and document to be executed in connection with consummation of the transaction contemplated under the Termination Agreement.

2. It is agreed that the current control documents (as listed in Schedule II attached hereto) shall terminate and cease to have any effect as of the date of the Termination Agreement as provided thereunder.

3. It is approved for the Company to execute, deliver and perform the Business Operating Agreement made by and among the Company, Beijing Baidu Netcom Science Technology Co., Ltd., and/or shareholders of Beijing Baidu Netcom Science Technology Co., Ltd.

4. It is approved for the Company to execute, deliver and perform the Loan Agreement and the Equity Pledge Agreement, each made by and between the Company and Shanshan Cui as a new shareholder of Beijing Baidu Netcom Science Technology Co., Ltd.

5. It is approved for the Company to execute, deliver and perform the Exclusive Equity Purchase and Transfer Option Agreement made by and among the Company, Baidu, Inc., Baidu Online Network Technology (Beijing) Co., Ltd., and/or Shanshan Cui as a new shareholder of Baidu Online Network Technology (Beijing) Co., Ltd.

6. It is agreed to authorize the legal representative of the Company to sign the above agreement and document on behalf of the Company, and take any and all actions necessary to consummate the transaction contemplated hereunder.

(No text below)

Signature of Shareholder

Baidu Holdings Limited

Signature:	/s/ Robin Yanhong Li
Title:	Director

BAIDU ONLINE NETWORK TECHNOLOGY (BEIJING) CO., LTD.

RESOLUTION OF PRESIDENT

Shanshan Cui, as President of Baidu Online Network Technology (Beijing) Co., Ltd. (the “Company”), hereby resolved as follows in writing in accordance with the articles of the Company on August 20, 2019:

1. It is agreed for the Company to, jointly with Baidu, Inc., Beijing Baidu Netcom Science Technology Co., Ltd., Robin Yanhong Li and Hailong Xiang, execute, deliver and perform the Termination Agreement of Current Control Documents in the form and substance of Schedule I attached hereto (the “Termination Agreement”), as well as any other agreement and document to be executed in connection with consummation of the transaction contemplated under the Termination Agreement.

2. It is agreed that the current control documents (as listed in Schedule II attached hereto) shall terminate and cease to have any effect as of the date of the Termination Agreement as provided thereunder.

3. It is approved for the Company to execute, deliver and perform the Business Operating Agreement made by and among the Company, Beijing Baidu Netcom Science Technology Co., Ltd., and/or shareholders of Beijing Baidu Netcom Science Technology Co., Ltd.

4. It is approved for the Company to execute, deliver and perform the Loan Agreement and the Equity Pledge Agreement, each made by and between the Company and Shanshan Cui as a new shareholder of Beijing Baidu Netcom Science Technology Co., Ltd.

5. It is approved for the Company to execute, deliver and perform the Exclusive Equity Purchase and Transfer Option Agreement made by and among the Company, Baidu, Inc., Baidu Online Network Technology (Beijing) Co., Ltd., and/or Shanshan Cui as a new shareholder of Baidu Online Network Technology (Beijing) Co., Ltd.

6. It is agreed to authorize the legal representative of the Company to sign the above agreement and document on behalf of the Company, and take any and all actions necessary to consummate the transaction contemplated hereunder.

(No text below)

Shanshan Cui

Signature:	/s/ Shanshan Cui

Equity Transfer Agreement

This Equity Transfer Agreement (this “Agreement”) is entered into as of August 20, 2019 in Beijing, the People’s Republic of China (the “PRC”), by and between Hailong Xiang, a PRC citizen with PRC ID No. (the “Transferor”), and Shanshan Cui, a PRC citizen with PRC ID No. (the “Transferee”).

Transferor and Transferee are hereinafter collectively referred to as the “Parties,” individually as a “Party.”

Definitions

Unless otherwise agreed hereunder, the following terms shall have the following meanings:

“Target” means Beijing Baidu Netcom Science Technology Co., Ltd., with registered address at 2/F Baidu Plaza, No. 10 Shangdi 10th Street, Haidian District, Beijing.

“Transfer Subject” means an aggregate of 0.5% equity interests of the Target held by the Transferor (corresponding to the registered capital of RMB67,106,400).

WHEREAS

1. The Target is a limited liability company duly incorporated and validly existing under the PRC laws, with registered capital of RMB13,421,280,000. As of the date hereof the shareholding structure of the Target is set forth as follows:

No.	Shareholder	Amount of Contribution (RMB10,000)	Shareholding Percentage
1	Robin Yanhong Li	1,335,417.36	99.5%
2	Hailong Xiang	6,710.64	0.5%
Total		1,342,128.00	100%

2. The Transferor intends to transfer to the Transferee, and the Transferee is willing to accept the transfer of, the aggregate 0.5% equity interests of the Target the Transferor holds.

NOW THEREFORE, in accordance with the relevant PRC laws, rules and regulations, based on the principals of voluntariness, fairness and honesty and upon friendly consultation, with respect to the matters regarding the transfer of the 0.5% equity interest in the Target, the Parties agree as follows:

1.	Transfer Subject

1.1	The Transfer Subject of this Agreement is the aggregate 0.5% of the equity interests it holds in the Target, and the Transferor agrees to transfer the Transfer Subject to the Transferee.

2.	Target

2.1	The Target is legally existing and has independent legal person status.

2.2	The Target owns legal approval or licensing documents involved in its conduct of business.

3.	Transfer Price and Payment

3.1	Transfer price: the Parties agree that the price of the Transfer Subject hereunder shall be RMB67,106,400.

3.2	Means of payment: the Transferee will pay the price in cash to the bank account designated by the Transferor in writing.

4.	Chang of Registration

4.1

The Transferor shall cause the Target to handle the equity change registration procedures of the Target with the registration authority. The date when the registration authority completes the equity change registration procedures and issues new business license of the Target shall be deemed as the date when the transaction is accomplished.

5.	Representations and Warranties of the Transferor

5.1

The Transferor has fully paid up its contribution to the registered capital of the Target, and its contribution has been verified and a capital verification report has been obtained therefor. There are no fake or escaped contributions.

5.2

The Transferor owns legal, valid and full right of disposal on the Transfer Subject hereunder, and the Transfer Subject it holds is free of pledge or any other form of security or third party interest.

6.	Representations and Warranties of the Transferee

6.1	The acceptance of the Transfer Subject hereunder by the Transferee is in compliance with the provisions of law and regulations and does not violate any industrial policy in the PRC.

6.2	All certificates and materials submitted to the Transferor for purposes of executing this Agreement are true and complete.

6.3	All approval procedures necessary for execution of this Agreement have been duly and validly obtained.

7.	Transaction Expenses

The transaction expenses arising in connection with the transaction hereunder shall be borne in accordance with provisions of relevant law.

8.	Liabilities for Breach

8.1	Any Party in violation of this Agreement shall take full compensation responsibilities for any loss incurred to the other Parties as a result of its breach.

8.2	The liabilities to be taken by any Party for its breach of this Agreement shall not be relieved due to termination of this Agreement.

9.	Amendment and Termination of Agreement

9.1	The Parties may amend or terminate this Agreement through negotiations. Matters not covered herein may be subject to a written supplementary agreement between the Parties.

9.2	In any of the following cases, this Agreement may be terminated:

9.2.1 by either Party, if the purposes of this Agreement cannot be realized for an event of force majeure or any reason not contributable to either Party;

9.2.2 by a Party, if the other Party is incapacitated for performance of this Agreement;

9.2.3 by a Party, if the purposes of this Agreement cannot be realized due to the other Party is in serious breach;

9.2.4 by a Party, if the other Party breaches any of its representations and warranties of Articles 5 and 6 hereof.

10.	Governing Law and Dispute Resolution

10.1	This Agreement shall be governed by the laws of the People’s Republic of China.

10.2

Any disputes arising from the interpretation and performance of the terms hereunder shall first be resolved by the Parties through consultation in good faith. In case of a failure to reach an agreement to resolve a dispute between the Parties, either Party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective arbitration rules. The arbitration shall be held in Beijing. The arbitral award shall be final and binding upon both Parties.

11.	Effectiveness

This Agreement shall become effective upon executed by the Parties on the date first written above.

12.	Miscellaneous

12.1	The Parties may amend and supplement this Agreement in writing, which shall be attached to this Agreement as appendices. The appendices shall have equal legal effect as this Agreement.

12.2	This Agreement is made in four counterparts, one for each Party and the others shall be filed to relevant registration authority for record.

(Signature page only)

Transferor:

Hailong Xiang

Signature:	/s/ Hailong Xiang

Transferee:

Shanshan Cui

Signature:	/s/ Shanshan Cui